UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2019

THERMOGENESIS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-82900	94-3018487
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2711 Citrus Road, Rancho Cordova, California		95742
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (916) 858-5100

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	THMO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

          Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.           ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed in a Form 8-K filed on October 22, 2019, ThermoGenesis Holdings, Inc. f/k/a Cesca Therapeutics Inc. (the "Company”) on October 21, 2019 entered into a Joint Venture Agreement (the “JV Agreement”) with Healthbanks Biotech (USA) Inc., a stem cell bank network ("Healthbanks”), under which the Company and Healthbanks agreed to form a new company named ImmuneCyte Life Sciences Inc. ("ImmuneCyte”), which will develop, own and operate an immune cell banking business.  On November 22, 2019, the Company and Healthbanks closed the transaction contemplated by the JV Agreement, and in connection with the closing, the Company, Healthbanks, and ImmuneCyte entered into the following additional agreements on November 22, 2019:

●

Contribution Agreement:  The Company and ImmuneCyte entered into a Contribution Agreement (the “Contribution Agreement”) under which the Company contributed to ImmuneCyte the patents and trademarks relating to the Company’s clinical development assets as a result of the Company’s decision to discontinue its clinical development program, as well as the patents and trademarks relating to the Company’s inactive Res-Q product line.

●

Supply Agreement:  The Company and ImmuneCyte entered into a Supply Agreement (the “Supply Agreement”) under which ImmuneCyte will have the exclusive worldwide right to purchase the Company’s proprietary cell processing equipment in the immune cell banking business and a non-exclusive right to purchase it for other cell-based contract development and manufacturing (CMO/CDMO) services. Under the Supply Agreement, the Company will supply to ImmuneCyte equipment, support and maintenance services at the Company’s cost plus 15%.  The Supply Agreement will have a 20-year term, subject to early termination by either party in the event of an uncured material breach, bankruptcy, insolvency, or certain other events.

●

Stockholders’ Agreement.  The Company, Healthbanks, and ImmuneCyte entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) which provides for certain restrictions on the ability of the Company and Healthbanks to transfer their stock in ImmuneCyte, including a prohibition on transfers to competitors.  The Stockholders’ Agreement also has a take-along provision that obligates an ImmuneCyte stockholder to participate in any sale transaction that is approved by the holders of a majority of ImmuneCyte stock and the ImmuneCyte board of directors.  As provided in the Stockholders’ Agreement, the Company will have the right to appoint at least one member of the board of directors of ImmuneCyte (until such time as ImmuneCyte receives an investment from an institutional investor in an amount in excess of $1.0 million at a pre-money valuation of at least $25 million), and the approval of all directors of ImmuneCyte will be required in order to effect any sale of ImmuneCyte or in order for ImmuneCyte to amend its Certificate of Incorporation, issue any additional equity securities, or increase or decrease the size of its board of directors.

The foregoing descriptions of the Contribution Agreement, Supply Agreement, and Stockholders’ Agreement  do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On November 26, 2019, the Company issued a press release announcing the closing of the above-described joint venture transaction. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1.	Supply Agreement, dated November 22, 2019, between ThermoGenesis Holdings, Inc. and ImmuneCyte Life Sciences Inc.

Exhibit 10.2	Contribution Agreement, dated November 22, 2019, between ThermoGenesis Holdings, Inc. and ImmuneCyte Life Sciences Inc.

Exhibit 10.3	Stockholder’s Agreement, dated November 22, 2019, among ThermoGenesis Holdings, Inc., Healthbanks Biotech (USA) Inc. and ImmuneCyte Life Sciences Inc.

Exhibit 99.1	Press Release, dated November 26, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOGENESIS HOLDINGS, INC.
(Registrant)

Dated: November 27, 2019	/s/ Xiaochun (Chris) Xu, Ph.D.
Xiaochun (Chris) Xu, Ph.D. Chief Executive Officer (Principal Executive Officer)